Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 23, 2018, with respect to the consolidated financial statements of CBTX, Inc.  contained in the Annual Report on Form 10-K for the year ended December 31, 2017. We consent to the incorporation by reference of said report in the Registration Statement of CBTX, Inc. on Form S-8 (file No. 333-221589).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 23, 2018